Press Release
Source:  Senetek PLC

Senetek PLC Enters Into Participation Agreement with SDX Resources

NAPA, Calif., May 18, 2010-- Senetek PLC (OTCBB-SNKTY) announced today that it has entered into a participation agreement with SDX Resources of Midland, Texas for a 15% working interest in the Riggan Project, located in Dawson County, Texas. SDX controls 1,677 net acres in the DeRoen Field area of Dawson County.  This field was a Mississippian discovery back in 1981, and has historically produced 2.4 million barrels of oil from 25 Mississippian completions, with an average of 97 thousand barrels of production for all Mississippian completions. The estimated total costs per well to include acreage costs, seismic, drilling and completion are $1,650,000 per well. Therefore, the Company expects to pay a total of $495,000 for its working interest in the first two test wells.

In preparation for drilling the initial two wells on the acreage block, SDX acquired all of the available seismic in refining the locations. Additional evaluation of various logs indicated that several additional pay horizons exist within the project area. These include the Upper and Lower Spraberry, the Upper and Lower Gin Sands, the Felken, and the Jo Mill Sands. All of these prospective zones will be evaluated in the process of drilling to the Mississippian horizon.

96% of the historic wells drilled in the DeRoen Field were completed as producing oil wells, however 15 of the 24 completions accounted for 91% of the historic production, indicating the importance of porosity to the productivity of the Mississippian horizon. Upon successful completions of the first two wells in the project, which will be drilled on structural highs, it is expected that up to forty additional drill locations could be identified as offsets.

"We are very excited to be working with SDX on this highly prospective project," said Howard Crosby, President of Senetek. "SDX has a great reputation as a quality oil and gas developer in the Permian Basin, and has a long track record of success.  We believe that this deal presents an excellent opportunity for us to develop long term cash flow for Senetek, and is a superb entry point for further oil and gas business opportunities in the future."

This news release contains statements that may be considered 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company's Annual Report on Form 10-K for the year 2008 and subsequent Quarterly Reports on Form 10-Q.  However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Contact:	Senetek PLC
707-226-3900, ext. 102

831A Latour Court • Napa, California 94558 • (707) 226-3900